T. Rowe Price State Tax-Free Funds, Inc. 485BPOS

Exhibit 99.(j)(2)

April 24, 2026

Ryan Sutcliffe, Esquire
U.S. Securities and Exchange Commission
Division of Investment Management
100 F Street, N.E.
Washington, D.C. 20549

Re:	T. Rowe Price State Tax-Free Funds, Inc.

T. Rowe Price California Tax-Free Bond Fund

T. Rowe Price Georgia Tax-Free Bond Fund

T. Rowe Price Maryland Short-Term Tax-Free Bond Fund

T. Rowe Price Maryland Tax-Free Bond Fund

T. Rowe Price Maryland Tax-Free Money Fund

T. Rowe Price New Jersey Tax-Free Bond Fund

T. Rowe Price New York Tax-Free Bond Fund

T. Rowe Price Virginia Tax-Free Bond Fund

File Nos.: 033-06533/811-4521

Dear Mr. Sutcliffe:

I am counsel to T. Rowe Price Associates, Inc., which serves as the sponsor and investment adviser to all outstanding series of the above-referenced registrant. The registrant proposes to file a Post-Effective Amendment to its registration statement pursuant to Rule 485(b) under the Securities Act of 1933.

I have reviewed the amendment to the registration statement and represent that it does not contain disclosures that, in my opinion, would render the amendment ineligible to become effective pursuant to Rule 485(b).

Sincerely,

/s/Brian R. Poole
Brian R. Poole

Managing Legal Counsel and Vice President, T. Rowe Price Associates, Inc.